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                                                                   EXHIBIT 10.41


                          AGREEMENT AND PLAN OF MERGER


           THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of June 27, 1997, by and among BRISTOL TECHNOLOGY SYSTEMS, INC., a Delaware corporation ("Bristol"); PACIFIC MERGER CORP., a Delaware corporation ("Purchaser"); PACIFIC CASH REGISTER AND COMPUTER, INC., a California corporation ("Company"); and ROBERT FREANEY and ABBASS BARZGAR, residents of the State of California (individually, a "Shareholder" and, collectively, the "Shareholders").

                                    RECITALS

           A. Bristol owns all of the issued and outstanding capital stock of Purchaser.

           B. The Shareholders own all of the issued and outstanding capital stock of Company.

           C. This Agreement contemplates a forward subsidiary merger of Company with and into Purchaser in a tax free reorganization pursuant to Code Section 368(a)(2)(D), whereby the Shareholders shall exchange all of their shares of capital stock of Company (the "Company Shares") for cash and shares of non-registered, restricted Common Stock of Bristol (the "Restricted Stock"). The Restricted Stock is the same class and subject to all of the rights, and no further restrictions other than transferability, than Bristol's Common Stock currently listed and traded on NASDAQ.

           D. The parties hereto expect that the merger will further certain of their business objectives, including, without limitation, increased market share, reduced administrative costs, volume efficiencies, improved value added operations, quicker on-site service, greater product diversity and enhanced service and support of end-user installations.

           NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the parties hereto do hereby agree as follows:

                                    ARTICLE 0
                               CERTAIN DEFINITIONS

           Capitalized terms not ascribed a meaning in this Section 0 shall have the meaning ascribed to such term elsewhere in this Agreement. The capitalized terms set forth below shall have the following meanings:

           "Approval" has the meaning set forth in Section 2.5(d).

           "Certificates" has the meaning set forth in Section 1.1.

           "Class I Inventory" and "Class II Inventory" have the meanings set forth in Section 2.4(c).

           "Closing" has the meaning set forth in Section 1.4.

           "Closing Date" has the meaning set forth in Section 1.1.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Company Shares" has the meaning set forth in Recital C.

           "Confidential Information" means any information concerning the business and affairs of Company that is not already generally available to the public.

           "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.



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           "Effective Bristol Share Price" means (i)(a) the closing price per share of Bristol's publicly traded Common Stock on June 16, 1997, plus (b) the closing price per share of Bristol's publicly traded Common Stock on June 26, 1997 (or, if such date is not a trading day, the last trading day prior to such date), plus (c) the Interim Period Average (as defined below), divided by (ii) three (3). "Interim Period Average" means the sum of the closing prices of Bristol's publicly traded Common Stock on every trading day from and including the date referenced in clause (a), above, and through and including the date referenced in clause (b), above, divided by the number of trading days included in such period. The closing price of Bristol's publicly traded Common Stock on a trading day, for purposes of this calculation, shall be the day's last trade price as reported on NASDAQ.

           "Effective Time" has the meaning set forth in Section 1.1.

           "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); or (iii) Employee Welfare Benefit Plan or fringe benefit plan or program.

           "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

           "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

           "Encumbrance" means any mortgage, pledge, lien, encumbrance, security interest, charge, option, or other adverse interest, other than (i) mechanic's, materialmen's, and similar liens; (ii) liens for Taxes not yet due and payable or for Taxes that Company is contesting in good faith through appropriate proceedings; (iii) purchase money liens and liens securing rental payments under capital lease arrangements; and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "Financial Statements" has the meaning set forth in Section 2.3(a).

           "GAAP" means United States generally accepted accounting principles as in effect from time to time.

           "Hazardous Substances" has the meaning set forth in Section 2.5(d).

           "Knowledge" means that Company and the Shareholders are actually or reasonably should be aware of the fact or matter in question after a reasonable investigation concerning the existence of such fact or matter.

           "Leased Premises" has the meaning set forth in Section 2.4(a).

           "Leases" has the meaning set forth in Section 2.4(a).

           "Liability" means any debt, claim, loss, liability, damage, judgment, fine, penalty, cost, expense or other obligation of any nature, whether known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, or due or to become due, including any Liability for Taxes.

           "Materially Adverse Effect" means a materially adverse effect on the business, financial condition, sales, results of operation, prospects, customers, suppliers, employee relations, insurability, assets or properties of Company.

           "Merger" has the meaning set forth in Section 1.1.

           "Net Worth" means the difference between (i) the audited aggregate book value of the assets of Company, and (ii) the aggregate book value of the liabilities of Company.

           "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).



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           "Personal Property" has the meaning set forth in Section 2.4(b).

           "Pre-Tax Earnings" means earnings before income taxes, as determined in accordance with GAAP.

           "Restricted Stock" has the meaning set forth in Recital C.

           "Surviving Corporation" has the meaning set forth in Section 1.1.

           "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on, minimum, estimated, or other tax, duty or assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

           "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                    ARTICLE I
                              THE BASIC TRANSACTION

           1.1 The Merger. On and subject to the terms and conditions of this Agreement, Company will merge with and into Purchaser (the "Merger") on July 31, 1997 (the "Closing Date"), at such time (the "Effective Time") as the Purchaser and Company file Certificates of Merger (the "Certificates") with the Secretaries of State of the States of Delaware and California, substantially in the form of Exhibits "A" and "B" hereto. Purchaser shall be the corporation surviving the Merger (the "Surviving Corporation").

           1.2 Actions Taken on or Prior to the Closing Date. On or prior to the Closing Date. Bristol and Purchaser shall conduct a legal, financial and business due diligence investigation of Company and the parties hereto shall perform their respective delivery obligations set forth in Article 6, below.

           1.3 Effect of Merger.

               1.3.1 General. At the Effective Time, the Merger shall have the effect set forth in Sections 259, 260 and 261 of the Delaware General Corporation Law. Without limiting the foregoing, Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Purchaser or Company in order to carry out and effectuate the transactions contemplated by this Agreement.

               1.3.2 Certificate of Incorporation. The Certificate of Incorporation of Purchaser in effect at and as of the Effective Time shall remain the Certificate of Incorporation of Surviving Corporation.

               1.3.3 By-laws. The By-laws of Purchaser in effect at and as of the Effective Time shall remain the By-laws of Surviving Corporation.

               1.3.4 Directors and Officers. The directors of Surviving Corporation at and as of the Effective Time shall be Richard H. Walker, Michael
J. Pollastro, Gary T. Pollastro, and Robert Freaney, in each case until their successors are elected and qualified. The officers of Surviving Corporation at and as of the Effective Time shall be those individuals holding such positions as set forth on Schedule 1.3.4, in each case until their successors are elected and qualified. Bristol hereby agrees that it shall vote all of its shares of the Surviving Corporation to cause Robert Freaney to continue to serve as a member of the Surviving Corporation's Board of Directors until such time as the Employment Agreement to be entered into between Robert Freaney and the Surviving Corporation terminates.

               1.3.5 Conversion of Company Shares. At and as of the Effective Time, the Company Shares owned by the Shareholders shall be converted into the right of the Shareholders to exchange their Company Shares at the Closing for cash



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and Restricted Stock in accordance with Sections 1.4, 1.5 and 1.6, below.
Upon such conversion, no Company Share shall be deemed to be outstanding or to have any rights attributed to it other than those set forth in this Section
1.3.5. The Shareholders shall deliver all of their Company Shares to Purchaser on or before the Closing Date and such shares shall be canceled at the Closing.

               1.3.6 Capital Stock of Purchaser and Bristol. Each share of capital stock of Purchaser and Bristol, including, but not limited to, each share of Restricted Stock, issued and outstanding at and as of the Effective Time shall remain issued and outstanding.

           1.4 Closing. If the conditions to close, as set forth in Article 5, below, are satisfied, then the parties hereto shall meet on the Closing Date at the offices of Bristol, located at 5000 Birch Street, Suite 250, Newport Beach, California 92660, commencing at 10:00 a.m. local time (the "Closing"), or at such other place or in such other manner as the parties shall mutually agree. On the Closing Date, Purchaser shall file the Certificates and, immediately thereafter deliver to the Shareholders the "Aggregate Consideration" stated immediately below.

               1.4.1 Aggregate Consideration. The total aggregate consideration (the "Aggregate Consideration") to be delivered to the Shareholders at Closing is as follows:

                      (a) One Hundred Fifty Thousand Dollars ($150,000) in readily available funds, to be distributed in the same percentage as the Shareholders' respective stock ownership in the Company;

                      (b) One Hundred Sixty-Six Thousand Two Hundred Fifty Dollars ($166,250) worth of Restricted Stock, the value of which will be the Effective Bristol Share Price, rounded down to the nearest whole number of shares, to be distributed in the same percentage as the Shareholders' respective stock ownership in the Company; provided, however, that the delivery of such Restricted Stock shall be subject to the provisions of Section 1.6 below;

                      (c) Fifty-Eight Thousand Seven Hundred Fifty Dollars ($58,750) worth of "Additional Restricted Shares," which is defined and is subject to downward adjustment as specified in Section 1.5, below, to Robert Freaney; and

                      (d) Two Thousand Three Hundred Twenty-Four Dollars ($2,324) to Abbass Barzgar in total satisfaction of a promissory note issued to Mr. Barzgar, a copy of which is attached as Exhibit "C."

           1.5 Additional Restricted Shares. "Additional Restricted Shares" means capital shares of Bristol of the same class and subject to the same restrictions as the Restricted Stock. The purpose in issuing the Additional Restricted Shares is to acknowledge the perceived value of the Company, based upon Purchaser's and the Shareholders' common understanding of the Company's Pre-Tax Earnings and future earnings potential. However, due to the relatively small scale of the transaction contemplated by this Agreement, Purchaser and Shareholders do not think it prudent or cost effective to perform an audit of the Company's financial statements or past performance. As such, Purchaser wishes to withhold a portion of the Aggregate Consideration until such time as the Company's post-closing performance verifies the parties' projections and understandings as to the Company's value. If the Company's Pre-Tax Earnings for the fiscal year ending December 31, 1997 equal or exceed Eighty Thousand Dollars ($80,000), then the Additional Restricted Shares will become transferable, free and clear of all restrictions, conditions and/or encumbrances, except for those restrictions set forth on the legend of the Restricted Additional Shares. To the extent that the Company's Pre-Tax Earnings for that period are less than Eighty Thousand Dollars ($80,000), then a proportionate amount of the Additional restricted Shares will be returned to Bristol and canceled in accordance with
Section 1.5(b), below.

               (a) Company's Pre-Tax Earnings Defined. For the purposes of this
Section 1.5 only, the terms in the phrase "Company's Pre-Tax Earnings" will have the same meaning as otherwise ascribed in this Agreement, modified as follows:

                      (i) "Company" means Pacific Cash Register and Computer, Inc., as it existed from January 1, 1997 through the Closing Date, and that portion of Purchaser's post-closing business formerly owned, operated by, and/or attributable to, the acquisition of Pacific Cash Register and Computer, Inc. from the Closing date through December 31, 1997.



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                      (ii) "Pre-Tax Earnings" will include appropriate
adjustments to take into consideration any diversion or reassignment of sales or income to a division, parent or subsidiary of the Purchaser, in addition to adjustments to offset any expenses, which are attributable to such division, parent or subsidiary. Pre-Tax Earnings will also be adjusted to exclude any expenses in any way relating to or arising from the merger transaction herein contemplated, including but not limited to all attorney or professional fees. In addition, in determining Pre-Tax Earnings any set aside for uncollectible accounts receivable shall not exceed the greater of (i) the amount set forth in the "Closing Balance Sheet" (as defined in Section 1.6, below); or (ii) if Bristol or Purchaser believe such amount to be inadequate, the amount determined by Bristol's independent accounting firm.

                      (iii) "Pre-Tax Earnings" shall include earnings derived from sales by Company employees of new products made available to Company as a result of the Merger.

               (b) Effect of Failing to Meet Earnings Restriction. If in accordance with GAAP (after giving consideration to the factors specified in Section 1.5(a)), it is determined that the Company's Pre-Tax Earnings are less than Eighty Thousand Dollars ($80,000) for fiscal year ending December 31, 1997, then Robert Freaney will return $4.6865 worth of the Additional Restricted Shares to Bristol for each dollar by which Eighty Thousand Dollars ($80,000) exceeds the Company's Pre-Tax Earnings for that period. The value of the Additional Restricted Shares to be returned shall be based upon the average closing price of Bristol's publicly traded Common Stock for the ten (10) trading days immediately preceding December 31, 1997, rounded down to the nearest whole number of shares. The Shareholders' liability under this paragraph will be limited solely to a return of the Additional Restricted Shares and will not create any obligation to pay any deficit balance in the event the market value for the Bristol Common Stock has declined since the date of issuance or otherwise. The balance of the Additional Restricted Shares after returning a proportionate amount of shares pursuant to this paragraph, if any, will remain the property of Robert Freaney, free of any conditions, restrictions and/or encumbrances, except for those restrictions set forth on the legend of the Additional Restricted Shares.

               (c) Additional Provisions. During the period after issuance but before the Company's Pre-Tax Earnings are formally determined, Robert Freaney will be entitled to receive any dividends paid with respect to the Additional Restricted Shares. During this period, Robert Freaney may not sell, transfer, assign, encumber, option, hypothecate or enter into any agreement to otherwise dispose of such shares. Certificates evidencing such shares will indicate that the shares are restricted in accordance with this Section 1.5 and Section 4.7, below.

           1.6 Escrow Account. The purpose of this Section 1.6 is to acknowledge the perceived Net Worth of the Company as of the Closing Date. As discussed above, due to the relatively small scale of the transaction contemplated by this Agreement, Purchaser and Shareholder do not think it is prudent or cost effective to perform an audit of the Company's balance sheet at the Closing Date. Bristol and Purchaser therefore desire to escrow a portion of the Aggregate Consideration until such time as Bristol and Purchaser can verify the parties anticipated Net Worth of the Company as of the Closing Date of $117,000 (the "Anticipated Closing Date Net Worth"). As such, immediately after the Effective Time and on the Closing Date, Bristol shall deposit with Stradling, Yocca, Carlson & Rauth ("the Escrow Agent") Seventy-Five Thousand Dollars ($75,000) worth of Restricted Stock (the "Escrowed Stock"). The Escrow Agent shall (i) hold the Escrowed Stock; and (ii) distribute the Escrowed Stock in accordance with this Section 1.6.

               (a) Closing Balance Sheet. Promptly after the Closing Date, Robert Freaney shall prepare a balance sheet for the Company as of the Closing Date (the "Closing Balance Sheet"), which arrives at the Anticipated Closing Date Net Worth. If, for any reason during the period ending one-hundred twenty
(120) days from the Closing Date, the Chief Financial Officer of Bristol believe that a downward adjustment to the Anticipated Closing Date Net Worth is appropriate, then Bristol shall submit to the Shareholders in writing the amount of the proposed downward adjustment and a reasonable description of the reasons for such adjustment (the "First Notice"). If the Shareholders fail to notify Bristol in writing (the "Second Notice") of their objection to the proposed downward adjustment within fifteen (15) days of receipt of the First Notice, then such downward adjustment shall be deemed final and binding upon the parties hereto. If the Shareholders deliver the Second Notice within such fifteen (15) day period, then the issue of whether such downward adjustment is appropriate shall be submitted to Bristol's independent accountants, who shall determine the appropriateness of the downward adjustment in accordance with GAAP. The determination of Bristol's independent auditors shall be final and binding upon the parties hereto.

               (b) Distribution of Escrowed Stock. Subject to subparagraphs (i) and (ii), below, following the expiration of the later of (1) the period ending one hundred twenty (120) days from the Closing Date; or (2) the resolution of any downward adjustments in accordance with Section 1.6(a), above, the Escrow Agent shall deliver to the Shareholders the



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Escrowed Stock, to be distributed among the Shareholders in the same percentage as the Shareholders' respective stock ownership in the Company.

                      (i) If a downward adjustment to the Anticipated Closing Date Net Worth is deemed final in accordance with Section 1.6(a), above, then the Escrowed Stock otherwise due Shareholders under Section 1.6(b), above, shall be reduced, on a dollar for dollar basis, by the amount of such downward adjustment. For purposes of any such reduction, the value of the Escrowed Stock shall be deemed to be equal to the Effective Bristol Share Price.

                      (ii) The number of shares of Escrowed Stock reduced pursuant to subparagraph (i), above, if any, shall be delivered by the Escrow Agent to Bristol.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         OF COMPANY AND THE SHAREHOLDERS

           Company and the Shareholders jointly and severally represent and warrant to, and agree with, Bristol, Purchaser and Surviving Corporation that (except for changes contemplated by this Agreement), each of the following statements is true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (each such statement to be made again by Company and the Shareholders on that date with the Closing Date being substituted for the date of this Agreement throughout this Article
2):

           2.1 Organization and Authority.

               (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to carry on its business as currently conducted and to own or lease and operate its properties, and is duly qualified to do business as a foreign corporation in each jurisdiction where its business makes such qualification necessary. Company and the Shareholders have the requisite power to enter into this Agreement and to carry out their respective obligations hereunder.

               (b) The copies of the Articles of Incorporation and the By-laws of Company which have been heretofore made available to Purchaser and Bristol, are true copies of such instruments as amended to date, and such instruments are in full force and effect. The stock certificates, transfer books and minute books of Company heretofore made available to Purchaser and Bristol are true and complete and constitute all of the stock certificates, transfer books and minute books of Company.

               (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Company's Board of Directors and shareholders, and no other proceedings on the part of Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of Company and the Shareholders enforceable in accordance with its terms except as enforcement may be limited to bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

               (d) Except as disclosed in Schedule 2.1(d) attached hereto, there are no persons or entities of any kind in which Company owns, directly or indirectly, any shares of capital stock, or any partnership, membership, joint venture or equitable or similar interest.

               (e) Except as set forth on Schedule 2.1(e)(1) attached hereto, no consent, approval or authorization of, or declaration, filing or registration with, any third party, including any government or regulatory authority, is required in connection with the execution and delivery by Company or the Shareholders of this Agreement and the consummation by Company and the Shareholders of the transactions contemplated hereby. Except as set forth on
Schedule 2.1(e)(2) attached hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will



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(i) conflict with, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the Articles of Incorporation or By-laws of Company; (ii) violate any law, order, judgment or decree to which any of Company's properties or assets are bound; (iii) violate or constitute a default under (whether after the giving of notice, passage of time or both), or permit the termination of, or impair any rights or increase any obligations of Company under, any agreement or instrument to which Company is a party or by which any part of Company's properties or assets is bound; or (iv) result in the acceleration of the maturity of any debt or obligation of Company or in the creation or imposition of any Encumbrance upon any of the property or assets of Company.

           2.2 Capitalization. The authorized capital stock of Company consists of 2,000 shares of common stock, $10 par value per share, of which 1,000 shares are issued and outstanding. All outstanding capital stock of Company was duly authorized and validly issued, and is fully paid and nonassessable. Company does not have outstanding, and is not bound by, any option, warrant or other right, call or commitment to issue, or any obligation or commitment to purchase, any of its capital stock or any securities convertible into or exchangeable for any of its authorized capital stock. The Shareholders (i) own all of the outstanding capital stock of Company; (ii) are the sole legal and beneficial owners of that number of Company Shares set forth on Schedule 2.2(1) hereto; (iii) are in possession of the certificate(s) representing such shares; (iv) own such shares free and clear of all Encumbrances with respect thereto; and (iv) have the full power, authority and right to exchange, surrender and cancel such shares in accordance with this Agreement and to perform their obligations hereunder with respect to the exchange, surrender and cancellation of such shares. Except as set forth on Schedule 2.2(2) attached hereto, there are no buy-sell agreements, shareholders' agreements or similar agreements relating to any of the shares of the capital stock of Company.

           2.3 Financial Matters.

               (a) Attached hereto as Schedule 2.3(a)(1) are the unaudited balance sheets of Company at December 31, 1994, at December 31, 1995, at December 31, 1996, and at March 31, 1997, the related statements of income, shareholders' equity and cash flows for the annual and three (3) month period then ended, respectively, and the related notes to such financial statements (all of such financial statements and notes being hereinafter referred to as the "Financial Statements"). Except as set forth in Schedule 2.3(a)(2) attached hereto, the Financial Statements (including the notes thereto) (i) present fairly and accurately the financial condition of Company as of such dates and the results of operations of Company for such periods; and (ii) are correct and complete, and are consistent with the books and records of Company (which books and records are correct and complete).

               (b) Company does not have any Liabilities, other than those which
(i) are set forth in the Financial Statements; (ii) have been specifically and expressly disclosed in the Schedules hereto by reference to the specific Section of this Agreement to which such disclosure relates; (iii) have been incurred since the date of the most recent Financial Statements in the Ordinary Course of Business in amounts and on terms consistent, individually and in the aggregate, with Company's past practice; or (vi) are expressly contemplated by this Agreement, except for those costs and liabilities incurred in connection with the Merger.

               (c) Since the date of the March 31, 1997 Financial Statements,
(i) Company has operated its business only in the Ordinary Course of Business;
(ii) there has not occurred any event, condition or circumstance that has had or is likely to have a Materially Adverse Effect on Company; (iii) Company has not issued or sold, or contracted to sell, any of its capital stock, notes, bonds or other securities, or any option to purchase the same, or entered into any agreement with respect thereto; (iv) Company has not incurred any property damage, destruction or similar loss in an aggregate amount exceeding Ten Thousand Dollars ($10,000) whether or not covered by insurance; (v) Company has not suffered any loss or any prospective loss, of any significant supplier, distributor, licensor, contractor or customer or altered any contractual arrangement with any such supplier, distributor, licensor, contractor or customer; (vi) Company has not incurred any Liability, made any expenditure, or sold any assets or properties, except in each case in the Ordinary Course of Business, consistent with past practices and at arms-length; (vii) there has been no declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Company, and Company has not redeemed, repurchased or otherwise acquired any of its capital stock or securities convertible into or exchangeable for its capital stock or entered into any agreement to do so; (viii) Company has not made any prepayments on any of its Liabilities, securities or other obligations, other than trade payables in the Ordinary Course of Business; (ix) there has not been any increase in the rate of compensation payable or to become payable to any of Company's officers or employees or any increase in the amounts paid or payable to such officers or employees under any bonus, insurance, pension or other benefit plan, or any arrangements theretofore made for or with any of such officers or employees; (x) Company has not adopted or amended any benefit plan, agreement, trust, fund or other arrangement for the benefit of employees except as required by Tax laws; and (xi) except as required by applicable law, there has been no change in any accounting principle, procedure or practice followed by Company or in the method of applying such principle, procedure or practice.



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               (d) Attached as Schedule 2.3(d) is a list containing all
distributions, credits or compensation, of any nature, paid or to be paid to the Shareholders by Company in fiscal year 1996 and 1997.

           2.4 Assets.

               (a) Company owns no real property. Schedule 2.4(a) attached hereto contains a list of all real property leased by Company (the "Leased Premises"), together with copies of each of the leases (the "Leases"), including the name of the landlord or sublandlord, a description of the Leased Premises, the commencement and expiration dates of the current term, the security deposited by Company with the landlord or sublandlord, if any, and the monthly rental (including all base rent and all additional rents). Each Lease is in full force and effect and has not been assigned, modified, supplemented or amended, and neither Company nor the landlord or sublandlord under any Lease is in default under any of the Leases, and no circumstance or state of facts exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.

               (b) Schedule 2.4(b) attached hereto contains a list of all personal property (other than inventory and other than items with a book value of less than Ten Thousand Dollars ($10,000)) ("Personal Property") and real property improvements (including fixtures but excluding items with a book value of less than Ten Thousand Dollars ($10,000)) owned by Company. All Personal Property and real property improvements of Company are in good condition and repair and are adequate for the uses to which they are being put or would be put in the Ordinary Course of Business, and such Personal Property and real property improvements are not in need of maintenance or repair except for routine maintenance and repair and as otherwise disclosed on Schedule 2.4(b).

               (c) The inventory of Company is comprised of two types: (i) inventory held for sale to customers ("Class I Inventory"), which inventory is identified on Schedule 2.4(c)(i) attached hereto; and (ii) inventory of products, parts and supplies held for customer support and service ("Class II Inventory"), which inventory is identified on Schedule 2.4(c)(ii) attached hereto. Each item of Class I Inventory is in good and marketable condition and fit for the purpose for which it was produced or manufactured, and each item of Class II inventory is fairly and reasonably valued on the balance sheet of the most recent Financial Statements and is not obsolete, damaged or defective (except for obsolescence, damages or defects which in the aggregate are not likely to have a Materially Adverse Effect on Company).

               (d) The accounts receivable of Company reflected on the balance sheet of the March 31, 1997 Financial Statements have arisen from sales or the rendering of services in the Ordinary Course of Business and are not in dispute or subject to any setoffs, discounts, credits, reductions or counterclaims whatsoever and, with usual and ordinary collection efforts, will be paid in full, net of reserves reflected on such balance sheet, without resort to legal action.

               (e) Company owns, licenses or otherwise has the full right to use, all patents, trademarks, trade names, service marks, copyrights, technology, know-how and processes, and confidential information used in the conduct of its business. Schedule 2.4(e)(1) attached hereto contains a list of all registered and unregistered patents, trademarks, trade names, service marks and copyrights used by Company, all applications therefor and all licenses and other agreements relating thereto, which are owned by Company or used in the business of Company. No consent of any third party will be required for the use thereof upon completion of the transactions contemplated by this Agreement. No claims are currently being asserted by any person or entity with respect to the use of any such patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes or confidential information or challenging or questioning the validity or effectiveness of any such license or agreement, nor, to the Knowledge of Company and the Shareholders, is there any basis for any such claims. The perpetual use of such patents, trademarks, trade names, service marks, copyrights, technology, know-how or processes, or confidential information by Company does not infringe on the rights of any person or entity, and, to the Knowledge of Company and the Shareholders, there is no infringing use of Company's patents, trademarks, trade names, service marks or copyrights by others.

               (f) Schedule 2.4(f) attached hereto contains a list of all written and oral agreements (other than the Leases) that either are not terminable at will or may involve more than Ten Thousand Dollars ($10,000) during the term thereof and to which Company is a party or by which Company or any of Company's assets or properties are bound. Each such agreement is legally binding and in full force and effect, and there is no existing or alleged default or event of default under any such agreement, nor does there exist any event or condition which, with notice or lapse of time or both, would constitute such a default or event of default by Company. Copies of all documents listed in
Schedule 2.4(f) have been delivered to Purchaser and Bristol, and are true and complete in all respects and include all amendments and supplements thereto and modifications thereof.

               (g) Schedule 2.4(g) attached hereto contains a list of (i) every bank, savings and loan or other financial institution in which Company has any accounts or lock boxes and the corresponding account identification number, if any; (ii) the names of the persons authorized to make withdrawals therefrom or have access thereto; and (iii) each person who holds a power of attorney for Company.

               (h) Schedule 2.4(h) attached hereto contains a list of the ten
(10) largest customers of Company measured by the revenues from such customers during the twelve (12) month period commencing April 1, 1996 and ending March 31, 1997, showing the approximate total billings by Company to each such customer during such period. There has not been any materially adverse change in the business relationship of Company with any customer named in Schedule 2.4(h). Except for the customers named in Schedule 2.4(h), Company did not have any customer who accounted for more than five percent (5%) of the aggregate sales or services of Company during the twelve (12) month period commencing April 1, 1996 and ending March 31, 1997. No person or entity that was a customer of Company at any time during the past twelve (12) months was at such time controlled by, in control of or under common control with Company or the Shareholders.

               (i) Schedule 2.4(i) attached hereto contains a list of the ten
(10) largest suppliers of the Company measured by payments to such suppliers during the twelve (12) month period commencing April 1, 1996 and ending March 31, 1997. There has not been any materially adverse change in the business relationship of Company with any supplier named in Schedule 2.4(i). Except as set forth on Schedule 2.4(i), no person or entity that was a supplier of Company at any time during the past twelve (12) months was at such time controlled by, in control of or under common control with Company or the Shareholders.

               (j) Schedule 2.4(j) attached hereto contains a list of insurance policies in force currently or at any time during the past two (2) years and relating to Company or its assets or properties, including in each instance the name of the carrier, the term of the policy, the periods for which it has been continuously in effect, the annual premium and the general scope of coverage. Such insurance is and was sufficient in type to protect Company as it currently conducts its business and as it has conducted its business during the past two
(2) years and the premiums for such insurance policies are fully paid. None of the policies provides for the assessment of additional or retroactive premiums, and there are no loans outstanding against any such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any insurance policy listed or required to be listed on Schedule 2.4(j) or binder listed or required to be listed in Schedule 2.4(j) has been received by Company. No claim or event that forms the basis of a claim has occurred which could cause Company's insurers to substantially increase the cost of insurance for Company.

               (k) Except as set forth on Schedule 2.4(k) attached hereto, all assets and properties purported to be owned by Company are owned free and clear of all Encumbrances. Company rightfully possesses or has the right to use all assets and properties necessary to conduct its business.

           2.5 Legal Matters.

               (a) Except as set forth on Schedule 2.5(a) attached hereto, there is no action, suit, proceeding or investigation pending, or, to the Knowledge of Company or the Shareholders, threatened, at law or in equity, before any arbitrator or court or other governmental authority, nor any outstanding judgment, decree, injunction, charge, award or order, against or in any manner involving Company or any of Company's assets or properties, or the Company Shares.

               (b) Company has complied with all judgments, orders, rulings, statutes, laws, permits, licenses, franchises, ordinances and other governmental authorizations, approvals and regulations applicable to it or any of its operations, properties or assets. Company has all licenses and permits and other governmental authorizations and approvals required for the operation of its business and the use of its assets and properties.

               (c) Company has filed or caused to be filed all federal, state, local and foreign income and other Tax Returns required under applicable law to be filed on or before the Closing Date, Company has paid or made provision for all Taxes and other charges which have or may become due for the periods covered by such Tax Returns, all such Tax Returns are true, correct and complete in all respects. None of the Tax Returns of Company are currently under investigation or audit, nor to the Knowledge of Company or the Shareholders is an investigation or audit pending, and there has not been an investigation or audit of the Tax Returns of Company during the past seven (7) years. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return for any period. The accounting treatment of all items of income, gain, loss, deduction and credit as reported on all Tax Returns and estimates filed by or on behalf of Company are true and complete, and all deferred Taxes and all Taxes due for the period ending on the Closing Date have been accrued on the Balance Sheet of the most recent Financial Statements through the date thereof. Company has never been, nor is Company currently, a party to any agreement relating to the sharing of any liability for, or payment of, Taxes with any third party. Schedule 2.5(c) attached hereto
(i) lists all federal, state, local and foreign income Tax Returns filed with respect to Company for taxable periods ended on or after December 31, 1992; (ii) indicates those Tax Returns that have been audited, if any; (iii) and indicates those copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company since December 31, 1992. No claim has ever been made by an authority in a jurisdiction where Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of Company that arose in connection with any failure (or alleged failure) to pay any Tax. All Taxes owed by Company or which Company is obligated to withhold from amounts owing to any employee, independent contractor, stockholder, creditor or third party have been paid. There are no unresolved claims concerning Company's Tax Liability, and no basis for any such claim exists.

               (d) No solid, hazardous or toxic wastes, substances or materials, as those terms are used in the Clean Air Act, Resource Conservation and Recovery Act of 1976, as amended, the Hazardous Materials Transportation Act or the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), as amended by the Superfund Amendments and Reauthorization Act of 1986
(SARA), or in any other federal, state or local law or ordinance governing hazardous, toxic or solid wastes, materials or substances, and no asbestos, polychlorinated biphenyls, urea formaldehyde foam, explosives, infectious or biological wastes or radioactive materials (all of the above being collectively referred to herein as "Hazardous Substances") have been or are unlawfully stored, treated, disposed of, managed, generated, manufactured, produced, released, emitted or discharged, in, on, under or about the Leased Premises by Company so as to (i) require, under any applicable law or treaty, a governmental approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license (an "Approval"), unless such Approval has been obtained and remains in full force and effect; or (ii) render the Leased Premises in noncompliance with or in violation of any applicable law, regulation, or permit or subject to any obligation, Liability, order or requirements for remediation. No governmental or private action, suit or proceeding concerning or arising out of the use, storage, treatment, discharge, disposal, handling, manufacturing, processing, treatment, transportation, release or threat of release of any Hazardous Substance at, under or in connection with Company's business or the Leased Premises, or to enforce or impose liability under environmental pollution laws, common law or laws relating to the protection of worker and work place health and safety has been instituted, initiated or, to the Knowledge of Company and the Shareholders, threatened against or with respect to Company or the Shareholders or the Leased Premises as a result of the Company's or the Shareholders' acts or omissions.

               (e) Product Warranty. Each product manufactured, sold, or delivered by Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet of the most recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company. No product manufactured, sold, or delivered by Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 2.5(e) includes copies of the standard terms and conditions of sale for Company (containing applicable guaranty, warranty, and indemnity provisions).

               (f) Product Liability. Company has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Company giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by Company.

               (g) Health and Safety. Company has received no notice of any violation, nor, to the Knowledge of Company and the Shareholders, is there any basis for any assertion of a violation by Company, of the Occupational Safety and Health Act of 1970, as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and changes thereunder) of federal, state and local governments (and all agencies thereof) concerning public health and safety or employee health and safety laws.

               (h) Absence of Claims. The Shareholders have no claims against the Company.

           2.6 Employment Matters

               (a) None of Company's employees belongs to a labor union in connection with his or her employment by Company nor has there been any request by any employee to be represented by a union in such connection.

               (b) Except as identified on Schedule 2.6(b) attached hereto, no officer, manager or key employee of Company has indicated within the past twelve
(12) months that he or she may terminate his or her employment with Company (regardless of whether such indication was formal or informal).

               (c) Schedule 2.6(c) attached hereto sets forth the names of all Company's directors and officers, and the names of all persons whose compensation from Company during the current year will exceed Twenty-Five Thousand Dollars ($25,000).

               (d) Schedule 2.6(d) attached hereto contains a list of each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, employee program, arrangement, agreement or understanding, medical, vision, dental or other health plan, life insurance plan, severance plan or any other employee benefit plan to which Company or any entity under common control with the Company contributes or is a party or is bound and under which current or former employees of Company are eligible to participate or derive a benefit.

               (e) Company does not maintain, never has maintained or contributed to, and has never been required to contribute to any Employee Benefit Plan or has any Liability under any Employee Benefit Plan.

               (f) Company does not contribute to, never has contributed to, and has never been required to contribute to any multiemployer plan or has any Liability (including withdrawal liability) under any multiemployer plan.

           2.7 Continuity of Interest. The Shareholders have no present plan, intention or arrangement to dispose of any of their Restricted Stock in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation Section 1.368-1.

           2.8 Tax Free Reorganization. This Agreement and the transactions contemplated herein qualify, in all respects, as a tax free reorganization pursuant to Code Section 368(a)(2)(D).

           2.9 Brokers. No broker, finder or investment banker has acted directly or indirectly for Company or any of its officers or directors, or for the Shareholders in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Company or the Shareholders.

           2.10 Disclosure. No representation or warranty by Company or the Shareholders in this Agreement or in any other certificate or document delivered to Purchaser and Bristol and their representatives contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact which has not been disclosed to Purchaser and/or Bristol which has had or is likely to have a Materially Adverse Effect on Company.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

           Bristol and Purchaser each hereby, jointly and severally, represent and warrant to, and agree with, Company and the Shareholders that (except for changes contemplated by this Agreement), each of the following statements is true, correct and complete as of the date of this Agreement and will be true correct and complete as of the Closing Date (each such statement to be made again by Bristol and the Purchaser on that date with the Closing Date being substituted for the date of this Agreement throughout this Article 3):

           3.1 Organization and Authority.

               (a) Purchaser and Bristol are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, have all requisite corporate power and authority to carry on their respective businesses as currently conducted and to own or lease and operate their respective properties, and are duly qualified to do business as foreign corporations in each jurisdiction where their businesses make such qualification necessary. Purchaser and Bristol have the requisite power to enter into this Agreement and to carry out their respective obligations hereunder.

               (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Purchaser's and Bristol's respective Boards of Directors prior to the Closing Date, and no other proceedings on the part of Purchaser or Bristol are necessary to authorize this Agreement and the transactions contemplated hereby, and this Agreement is a valid and binding obligation of Purchaser and Bristol enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

               (c) Except as set forth on Schedule 3.1(c)(1) attached hereto, no consent, approval or authorization of, or declaration, filing or registration with, any third party, including any government or regulatory authority, is required in connection with the execution and delivery by Purchaser and Bristol of this Agreement and the consummation by Purchaser and Bristol of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of the Certificate of Incorporation or By-laws of Purchaser or Bristol; (ii) violate any law, order, judgment or decree to which any of Purchaser's or Bristol's properties or assets are bound; (iii) violate or constitute a default under (whether after the giving of notice, passage of time or both), or permit the termination of, or impair any rights or increase any obligations of Purchaser or Bristol under, any agreement or instrument to which Purchaser or Bristol is a party or by which any part of Purchaser's or Bristol's properties or assets are bound; or (iv) result in the acceleration of the maturity of any debt or obligation of Purchaser or Bristol, or in the creation or imposition of any Encumbrance upon any of the properties or assets of Purchaser or Bristol.

           3.2 Brokers. No broker, finder or investment banker has acted directly or indirectly for Purchaser or Bristol, or any of their officers or directors in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or Bristol.

           3.3 Disclosure. No representation or warranty by Purchaser or Bristol in this Agreement or in any other certificate or document delivered to Company and the Shareholders and their representatives contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

           3.4 Company Employees. Subject to Section 3(e) of Robert Freaney's Employment Agreement attached hereto as Exhibit "D," neither Bristol nor Purchaser make any representation or warranty about the continued employment of Company's employees by Surviving Corporation. To the extent Surviving Corporation determines to employ any former Company employee, such employee shall execute Surviving Corporation's standard employment agreement which shall contain such terms and conditions as such employee and Surviving Corporation negotiate. Neither Bristol nor Purchaser nor Surviving Corporation shall be responsible for, obligated under or incur any Liability in connection with any employment agreement or any bonus, insurance, pension, employee benefit (including accrued vacation) or other compensation or benefit arrangement between Company and any employee of Company.

           3.5 Litigation. There are no pending or threatened administrative or legal proceedings or investigations against either Purchaser or Bristol that, if resolved against one or both of the companies, would adversely affect their business in a material way, or could reasonably be expected to impair the consummation of the Merger.

           3.6 Financial Matters. There have been no material adverse changes in the business of either Bristol or Purchaser or their financial conditions which have not been disclosed to Company and the Shareholders. Bristol has delivered a copy of its most recent quarterly financial statements to Shareholders, which accurately represent its financial condition in all material respects, and there have been no material adverse changes, or transactions which could be reasonably expected to adversely affect the financial condition of Bristol, since the date of these financial statements.

                                   ARTICLE IV
                                    COVENANTS

           4.1 General. Each of the parties hereto shall use its best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to close set forth in Article 5, below).

           4.2 Notices and Consents. Each of the parties will give all notices to third parties and shall obtain prior to the Closing Date all third party consents which are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Company's obligations to obtain third party consents shall include, but not be limited to (i) the consents of all manufacturers under contract with Company to the assignment to and assumption by Surviving Corporation of such contracts, without default, modification or amendment thereof; and (ii) the consents of all lenders to which the Company is indebted to the assignment to and assumption by Surviving Corporation of such indebtedness, without default, acceleration, modification or amendment thereof.

           4.3 Regulatory Matters and Approvals. Each of the parties shall give all notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 2.1(e) and 3.1(c), above, or elsewhere in this Agreement.

           4.4 Continuity of Interest. The Shareholders shall not dispose of any of the Restricted Stock in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treasury Regulation
Section 1.368-1. If the Shareholders desire to dispose of any of the Restricted Stock, then they shall provide written notice to Bristol, not less than sixty
(60) days prior to the intended date of disposition, specifying the number of Restricted Stock that such Shareholder desires to dispose.

           4.5 Continuity of Business. Surviving Corporation shall continue at least one significant historical business line of Company, or use at least a significant portion of Company's historical business assets in a business, in each case in accordance with Treasury Regulation Section 1.368-1(d).

           4.6 Tax Free Reorganization. The parties intend the Merger to be a tax-free reorganization pursuant to Code Section 368(a)(2)(D), and each agrees to indemnify each other party for any loss or damage occasioned by a breach of this Agreement by the indemnifying party which causes or contributes to the imposition of any Tax Liability against any other party hereto.

           4.7 Listing of Restricted Stock and Additional Restricted Shares. The Restricted Stock and the Additional Restricted Shares issued to the Shareholders pursuant to Sections 1.4 and 1.5, above, shall remain restricted for a period of two (2) years from the Closing Date. Not later than thirty (30) days prior to the second anniversary of the Closing Date, Bristol shall apply to have the Shareholders' Restricted Stock and Additional Restricted Shares approved for inclusion on such stock exchange as Bristol's publicly traded Common Stock is then listed, if any. The parties expressly understand and agree that such application shall only be made if (i) Bristol's publicly traded Common Stock is then listed on a stock exchange; and (ii) such application is necessary to include the Shareholders' Restricted Stock and Additional Restricted Shares thereon.

           4.8 Operation of Business. From the date of this Agreement through the Closing Date, Company shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

               (a) Company shall not authorize or effect any change in its Articles of Incorporation or By-laws;

               (b) Company shall not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

               (c) Company shall not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, purchase, or otherwise acquire any of its capital stock;

               (d) Company shall not issue any note, bond or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

               (e) Company shall not impose, or allow to be imposed, any Encumbrance upon any of its assets;

               (f) Company shall not make any capital investment in, make any loan to, or acquire the securities or assets of any person or entity;

               (g) Company shall not make any change in the terms and conditions of employment for any of its directors, officers, and employees; and

               (h) Company shall not commit to do any of the foregoing.

           From the date of this Agreement through the Closing Date, neither Bristol nor Purchaser shall do any act which would result in a substantial dilution of the outstanding capital stock of Bristol.

           4.9 Company Employees. Company shall terminate all of its agreements with its employees (including all employment agreements and all bonus, insurance, pension, benefit, and other compensation or benefit plans or agreements) on or prior to the Effective Time; provided, however, that such employees shall be re-employed by Surviving Corporation on substantially similar terms as those provided to such employees by Company. In addition, any post-Closing termination of or change in the terms of employment for personnel of Surviving Corporation is expressly subject to the terms and conditions of
Section 3(e) of Robert Freaney's Employment Agreement attached hereto as Exhibit "D."

           4.10 Full Access. Company, Bristol and Purchaser shall permit each other's representatives to have full access to all personnel, premises, properties, books, records (including tax records), accounts, contracts, and documents of or pertaining to each respective company. The parties shall treat and hold as such any Confidential Information they receive from each other in the course of the due diligence investigation contemplated by this section 4.10, shall not use any of the Confidential Information except in connection with the transactions contemplated by this Agreement, and, if this Agreement is terminated for any reason whatsoever, shall return to each other all tangible embodiments (and all copies) thereof which are in their possession.

           4.11 Notice of Developments. Each party hereto shall give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Articles 2 and 3, above, or the breach of any of its own covenants in this Article 4. No disclosure by any party pursuant to this Section 4.11, however, shall be deemed to amend or supplement the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

           4.12 Exclusivity. Company shall not solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of all or substantially all of the capital stock or assets of Company.

           4.13 Barzgar Loan Agreement. Prior to the Closing Date, Company shall pay in full the indebtedness owed Abbass Barzgar under that certain Loan Agreement, dated May 17, 1994, and, upon such payment, Mr. Barzgar shall release his liens covering the two Company vehicles described in such agreement. The above-described Loan Agreement is attached hereto as Exhibit "E."

                                    ARTICLE V
                               CONDITIONS TO CLOSE

           5.1 Conditions to Obligations of Bristol and Purchaser to Close. The obligations of Bristol and Purchaser to consummate the transactions to be performed by them on or prior to the Closing Date are subject to the satisfaction of the following conditions:

               (a) This Agreement and the Merger shall have been approved by the Board of Directors and the shareholders of Bristol, Purchaser and Company;

               (b) The representations and warranties set forth in Article 2, above, shall be true and correct in all material respects on and as of the Closing Date;

               (c) Company and the Shareholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

               (d) Company shall have obtained all third party consents that are necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the consents specifically set forth in Section 4.2, above;

               (e) Company and the Shareholders shall have made their respective delivery obligations in accordance with the terms and conditions of Article 6, below;

               (f) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement;
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (iii) affect adversely the right of Surviving Corporation to own the former assets and to operate the former businesses of Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect;

               (g) Company shall have completed and delivered the Schedules to this Agreement and the information contained in such Schedules shall be satisfactory to Purchaser and Bristol in their absolute and sole discretion;

               (h) Bristol and Purchaser shall have completed their due diligence investigation of Company and shall be satisfied with the results of such investigation in their reasonable discretion, including, but not limited to, the confirmation by representatives of Bristol and Purchaser of Company's Net Worth, as stated on the Company's May 31, 1997 balance sheet;

               (i) Bristol shall have determined in its reasonable discretion that an audit of Company is not required in order to comply with the rules and regulations promulgated by the Securities Exchange Commission.

               (j) All actions to be taken by Company and the Shareholders in connection with the consummation of the transactions contemplated herein and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated herein shall be satisfactory in form and substance to Bristol and Purchaser in their absolute and sole discretion.

           Bristol and Purchaser may waive any condition specified in this
Section 5.1 if they execute a writing so stating on or prior to the Closing
Date.

           5.2 Conditions to Obligations of Company and the Shareholders to Close. The obligations of Company and the Shareholders to consummate the transactions to be performed by them on or prior to the Closing Date are subject to satisfaction of the following conditions:

               (a) The representations and warranties set forth in Article 3, above, shall be true and correct in all material respects on and as of the Closing Date;

               (b) Bristol and Purchaser shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

               (c) Bristol and Purchaser shall have made their respective delivery obligations set forth in Article 6, below;

               (d) There shall not be any injunction, judgment, order, decree, ruling or charge in effect against Bristol or Purchaser preventing the consummation of any of the transactions contemplated by this Agreement; and

               (e) All actions to be taken by Bristol and Purchaser in connection with the consummation of the transactions contemplated by this Agreement and all certificates, instruments, and other documents required to effect the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Company and the Shareholders.

               (f) Company and the Shareholders will have completed their due diligence and be satisfied as to Purchaser's and Bristol's status, in their reasonable discretion.

           Company and Shareholder may waive any condition in this Section 5.2 if they execute a writing so stating on or prior to the Closing Date.

                                   ARTICLE VI
                   DELIVERIES ON OR PRIOR TO THE CLOSING DATE

           6.1 Deliveries Subject to Filing of Certificates. All deliveries to be made pursuant to this Article 6 shall, to the extent appropriate, be prepared in such a manner so as to become effective only upon the filing of the Certificates in accordance with Section 1.1, above.

           6.2 Mutual Deliveries. On or prior to the Closing Date, (i) Purchaser and Robert Freaney shall deliver to each other the Employment Agreement with Surviving Corporation in substantially the form set forth as Exhibit "D" attached hereto; and (ii) Purchaser and Company shall deliver to each other the Certificates in the forms of Exhibits "A" and "B" hereto.

           6.3 Deliveries by Company. Not less than ten (10) days prior to the Closing Date, the Shareholders shall cause Company to deliver to Purchaser and Bristol the Schedules to this Agreement. On or prior to the Closing Date, the Shareholders shall cause Company to deliver to Purchaser and Bristol (i) a certificate stating that the representations and warranties of Company contained in this Agreement are true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); (ii) a copy of the Certificate of Incorporation, as amended, and By-laws of Company as then in effect, an incumbency certificate, and resolutions of the Board of Directors and shareholders of Company approving the Agreement and authorizing the performance of the transactions contemplated hereby, all as certified by the Secretary of Company; (iii) a long-form good standing certificate dated as of or within fifteen (15) business days of the Closing Date from the Secretary of State of the State of California; (iv) the legal opinion of Company's counsel in the form attached hereto as Exhibit "F"; (v) the resignations, effective as of the Closing Date, of each director and officer of Company; and (vi) such other documents as Purchaser may reasonably request for the purposes of consummating the transactions contemplated hereby.

           6.4 Deliveries by the Shareholders. On or prior to the Closing Date, the Shareholders shall deliver to Bristol and Purchaser (i) the certificate(s) representing all of the Company Shares owned by the Shareholders, duly endorsed for surrender and cancellation; (ii) a certificate stating that the representations and warranties of the Shareholders contained in this Agreement are true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); (iii) their resignations as directors and officers of Company; (iv) the promissory note issued to Abbass Barzgar, which note shall be cancelled upon payment by the Purchaser to Mr. Barzgar of the amounts described in Section 1.4.1(d); and (v) such other documents as Purchaser may reasonably request for the purposes of consummating the transactions contemplated herein.

           6.5 Deliveries by Bristol. On or prior to the Closing Date, Bristol shall deliver to the Shareholders (i) a certificate stating that the representations and warranties of Bristol contained in this Agreement are true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein); (ii) a copy of the Certificate of Incorporation, as amended, and By-laws of Bristol as then in effect, and resolutions of the Board of Directors of Bristol approving the Agreement and authorizing the performance of the transactions contemplated herein, all as certified by the Secretary of Bristol ;
(iii) a long-form good standing certificate dated as of or within fifteen (15) business days of the Effective Date from the Secretary of State of the State of Delaware; and (iv) such other documents as the Shareholders may reasonably request for the purposes of consummating the transactions contemplated hereby. As soon as practicable following the Closing Date, Bristol shall deliver to (i) the Shareholders a total of Ninety-One Thousand Two Hundred Fifty Dollars ($91,250) worth of Restricted Stock; (ii) Robert Freaney Fifty-Eight Thousand Seven Hundred Fifty Dollars ($58,750) worth of the Additional Restricted Shares; and (iii) the Escrow Agent Seventy-Five Thousand Dollars ($75,000) worth of Restricted Stock.

           6.6 Deliveries by Purchaser. On or prior to the Closing Date, Purchaser shall deliver to the Shareholders (i) a copy of the resolutions of the Board of Directors of Purchaser approving the Agreement and authorizing the performance of the transactions contemplated hereby, all as certified by the Secretary of Purchaser; and (ii) such other documents as the Shareholders may reasonably request for the purposes of consummating the transactions contemplated herein. Immediately after the effective Time and on the Closing Date, Purchaser shall deliver to (i) the Shareholders a total of One Hundred Fifty Thousand Dollars ($150,000) in immediately available funds; and (ii) Abbass Barzgar Two Thousand Three Hundred Twenty-Four Dollars ($2,324).

           6.7 Waivers. A party may waive any deliveries to which it is entitled pursuant to this Article 6 if it executes a writing so stating on or before the Closing Date.

                                   ARTICLE VII
                                   INDEMNITIES

           7.1 Indemnity by Bristol.

               (a) Bristol hereby expressly and unequivocally agrees to indemnify, defend and hold harmless the Shareholders from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, guaranties, liabilities, actions, suits, damages and deficiencies, including without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in settlement of any claim, action or suit (all such claims, demands, losses, costs, expenses, etc. being referred to herein collectively as "Claims") which are asserted against the Shareholders or which the Shareholders incur or suffer, whether as a result of third party claims or otherwise, and which arise out of, result from or relate to (i) any failure by Bristol and Purchaser to fully perform in a timely manner any agreement, covenant or obligation of Bristol and Purchaser hereunder, or (ii) the existence or non-existence of any fact or circumstance which is different from or inconsistent with or a breach of any representation or warranty of Bristol made herein, provided, however, that any insurance proceeds payable to the Shareholders with respect to any indemnification claim hereunder shall reduce Bristol's indemnification obligations, dollar for dollar.

               (b) The indemnities provided for above shall not require payment as a condition precedent to recovery.

           7.2 Indemnity by Company and the Shareholders.

               (a) The Company and the Shareholders hereby expressly and unequivocally agree to indemnify, defend and hold harmless Bristol, Purchaser and Surviving Corporation, and Bristol's, Purchaser's and Surviving Corporation's officers, directors, employees, agents, affiliates, attorneys, representatives and related entities (for purposes of this Section 7.2 only, the "Indemnified Parties") from and against and in respect of any and all Claims which are asserted against any Indemnified Party or which any Indemnified Party incurs or suffers, whether as a result of third party claims or otherwise, and which arise out of, result from or relate to (i) any failure by Company and/or the Shareholders to fully perform in a timely manner any agreement, covenant or obligation of Company and/or the Shareholders hereunder; (ii) the existence or non-existence of any act or circumstance which is different from or inconsistent with or a breach of any representation or warranty of Company and/or the Shareholders made herein; or (iii) the acts, omissions, statements, misstatements or other business, properties and affairs of Company and the Shareholders; provided, however, that any insurance proceeds payable to Bristol, Purchaser or Surviving Corporation with respect to any indemnification claim hereunder shall reduce Company's and the Shareholders' indemnification obligations, dollar for dollar.

               (b) The indemnities provided for above shall not require payment as a condition precedent to recovery.

           7.3 Defense of Claims. If any party receives notice of the commencement of any action or of the existence of any Claim or a written assertion of any facts by a third party with respect to any matter that would give rise to a Claim hereunder or otherwise suffers a loss for which such party is entitled to be indemnified pursuant to Section 7.1 or Section 7.2, above, then that party (the "Indemnified Party") shall give the party required to indemnify (the "Indemnifying Party") reasonable notice thereof and shall permit the Indemnifying Party to have reasonable access to relevant information in the Indemnified Party's possession or control regarding such Claim. The Indemnifying Party shall have the right to take all reasonable action, at its own expense, as it deems desirable in order to minimize or eliminate such Claim. In the event of a Claim requesting solely monetary damages, the Indemnifying Party shall have the right, at its own expense, to appoint counsel to handle the defense of such matter and the exclusive right to prosecute, defend, compromise, settle or pay such Claim provided that the Indemnifying Party acknowledges in writing its obligations and Liability for such Claim as between the parties hereto or procures from the person making the Claim a full and complete release of the Indemnified Parties which is satisfactory in form and substance to counsel for the Indemnified Parties. If the foregoing acknowledgments or releases are not furnished to the Indemnified Party, then they may appoint associate counsel to participate in the defense of such matter at the expense of the Indemnifying Party. If the person asserting the Claim requests relief other than or in addition to monetary damages, then the Indemnifying Party may not settle any aspects of such Claim requesting relief other than monetary damages without the Indemnified Parties' prior written consent, which consent shall be subject only to their obligation to act in good faith.

           7.4 Remedies Not Exclusive. The remedies provided in this Article 7 shall be in addition to, and not in lieu of, any other remedies which a party may have at law, in equity or otherwise.

                                  ARTICLE VIII
                                   TERMINATION

           8.1 Termination of Agreement. This Agreement and the transactions contemplated herein may be terminated as follows:

               (a) By the mutual written consent of the parties hereto at any time prior to the Effective Time;

               (b) By Bristol and/or Purchaser by giving oral or written notice to Company and the Shareholders at any time prior to the Effective Time (i) in the event Company or the Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in a material respect; or (ii) in the event of the failure of a condition to close set forth in Section 5.1, above; and

               (c) By Company and/or the Shareholders by giving oral or written notice to Bristol and Purchaser at any time prior to the Effective Time (i) in the event Bristol and/or Purchaser has breached any material representation, warranty, covenant contained in this Agreement in any material respect; or (ii) in the event of the failure of a condition set forth in Section 5.2, above.

           8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, above, then all rights and obligations of the parties hereto shall terminate without any Liability of any party to any other party (except for any Liability of any party then in breach); provided, however, that the confidentially provisions contained in Section 4.10, above, shall survive any such termination.

                                   ARTICLE IX
                               GENERAL PROVISIONS

           9.1 Publicity. After the Effective Time and except as may otherwise be required by law (i) Bristol shall determine the timing and content of any press release or public announcement relating to the transactions contemplated by this Agreement; and (ii) Bristol, Surviving Corporation and Robert Freaney shall determine the timing and content of any announcements to Company's customers, suppliers, licensors, licensees or employees relating to the transactions contemplated by this Agreement and no such announcement shall be made without the prior written consent of such parties.

           9.2 Complete Agreement; Modifications. This Agreement and any documents referred to herein or executed in connection herewith constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by the parties.

           9.3 Additional Documents. Each party hereto agrees to execute, acknowledge and deliver any and all further documents, instruments, certificates, agreements and other writings and to perform such other actions, which may be or become necessary or expedient to effectuate and carry out this Agreement.

           9.4 Notices. Unless otherwise specifically permitted by this Agreement, all notices under this Agreement shall be in writing and shall be delivered by personal service, telecopy, federal express or comparable overnight service or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party. Any notice sent by certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. The initial addresses of the parties shall be as follows:


If to Bristol:                                 With a copy to:

Bristol Technology Systems, Inc.         Nick E. Yocca, Esq.
5000 Birch Street, Suite 250             Stradling, Yocca, Carlson & Rauth
Irvine, CA 92612                         Newport Beach, CA  92660
Attn:  Richard H. Walker                 Tel: (714) 725-4000
Tel: (714) 475-0800                          Fax: (714) 725-4100
Fax: (714) 475-0808

If to Purchaser:                               With a copy to:

Pacific Merger Corp.                          Nick E. Yocca, Esq.
5000 Birch Street, Suite 250             [Same as above]
Irvine, CA  92612
Attn: Richard H. Walker

Tel: (714) 475-0800
Fax: (714) 475-0808

If to Shareholders:                      With a copy to:

Robert Freaney                                    Peter A. Singler, Jr.
210 First Street                                  6950 Burnett Street, Suite 200
San Francisco, California 94105          Sebastopol, California  95472

Tel: (415) 777-2228                      Tel: (707) 823-8719
Fax: (415) 777-2228                      Fax: (707) 823-8737
Abbass Barzgar
c/o Caspian & Associates
#5 Bonair Road, Suite 220
Larkspur, California 94939

Tel: (415) 777-7494
Fax: (   )      -
      ---   ---- ------



If to Company:                                     With a copy to:

Pacific Cash Register and                Peter A. Singler, Jr.
Computer, Inc.                                     [Same as above]
210 First Street
San Francisco, California 94105
Attn: Robert Freaney
Tel: (415) 777-2228
Fax: (415) 777-3922


           9.5 No Third Persons or Entities. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third person or entity; provided, however, that Bristol shall be a third party beneficiary of all rights of Purchaser and Surviving Corporation hereunder.

           9.6 Governing Law; Jurisdiction. This Agreement, the respective rights, obligations and remedies of the parties hereunder, the interpretation hereof and all disputes, controversies and Liabilities arising out of or related to this Agreement or the relationship between the parties created hereby shall be governed by and construed in accordance with the internal laws of the State of California without reference to its principles of conflict of laws.

           9.7 Attorneys' Fees. Should any litigation or arbitration be commenced (including any proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, the party or parties prevailing in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and court costs incurred by reason of or in connection with such litigation or arbitration.

           9.8 Post-Judgment Attorneys' Fees. The prevailing party in any legal action or other proceeding between the parties regarding this Agreement or the subject matter hereof shall be entitled, in addition to and separately from the amounts recoverable under Section 9.7, to the payment by the losing party of the prevailing party's reasonable attorneys' fees, court costs, and litigation expenses incurred in connection with (i) any appellate review of the judgment rendered in such action or of any other ruling in such action; and (ii) any proceeding to enforce, collect or execute upon a judgment in such action. It is the intent of the parties that the provisions of this Section 9.8 be distinct and severable from the other rights of the parties under this Agreement, shall survive the entry of judgment in any action and shall not be merged into such judgment.

           9.9 Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned, transferred or delegated by operation of law or otherwise, without the prior written consent of the other parties hereto. Subject to the above, this Agreement shall inure to the benefit of the parties' respective successors and assigns.

           9.10 Survival of Warranties. Each representation and warranty contained herein shall survive the Closing Date for a period of three (3) years following the Closing Date. The right to indemnification pursuant to this Agreement shall survive any investigation made by the parties or their representatives, lenders or investors, or the receipt of any opinion or certificate.

           9.11 Joint and Several Liability. Notwithstanding any provision of this Agreement to the contrary, the Liability of Company and the Shareholders arising prior to the Effective Time for the representations and warranties made by, and the covenants and indemnification obligations imposed upon Company and the Shareholders or any of them under this Agreement shall be joint and several. The Liability of Company shall terminate at the Effective Time and the Liability of the Shareholders shall remain joint and several.

           9.12 Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies will not constitute a waiver of the right to pursue other available remedies.

           9.13 Expenses. Each party shall pay all of the costs and expenses incurred by such party in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants.

           9.14 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or by any other indulgence.

           9.15 Rules of Construction. The Article and Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or interpret the scope of this Agreement or of any particular Article or Section. Throughout this Agreement, as the context may require, the singular tense and number includes the plural, and the plural tense and number includes the singular. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, or covenant contained herein shall have independent significance.

           9.16 Severability. If any provision, clause or application of this Agreement is determined by a court of competent jurisdiction or arbitrator to be invalid or unenforceable for any reason whatsoever, (i) this Agreement shall remain binding and in full force and effect to the maximum extent permitted under applicable law, except for such invalidated or unenforceable provision, clause or application; (ii) the parties shall negotiate in good faith to provide adjustments to ameliorate any injustice or frustration of purpose resulting therefrom in a manner consistent with the original intent of the parties; and
(iii) if the parties are unable to agree upon such adjustments, then the invalid or unenforceable provision, clause or application shall be modified and reformed by such court or arbitrator so that it is valid and enforceable in a manner that comes the closest to expressing the original intention of the parties with respect thereto, and each party hereto agrees to be bound by any such modification and reformation with the same force and effect as if such modification and reformation were contained in this Agreement in the first instance.

           9.17 Funds. Any requirement in this Agreement to pay immediately available funds may be satisfied by delivery of a certified or cashier's check in the applicable amount or by wiring to an account designated by the recipient the applicable amount.

           9.18 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if fully set forth herein.

           9.19 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                         [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.


         "BRISTOL"                                  "PURCHASER"

BRISTOL TECHNOLOGY SYSTEMS,               PACIFIC MERGER CORP., a Delaware
a Delaware corporation                    corporation


By:                                       By:
    ------------------------------           -----------------------------------
     Richard H. Walker, President               Richard H. Walker, President




             "COMPANY"                             "SHAREHOLDERS"

PACIFIC CASH REGISTER AND
COMPUTER, INC., a California
corporation
                                                  -----------------------------
                                                  Robert Freaney


By:
----------------------------------
     Robert Freaney,                              ------------------------------
     President                                    Abbass Barzgar


           All cash paid and Restricted Shares delivered to the Shareholders pursuant to Sections 1.4 and 1.5 shall be allocated among the Shareholders pro-rata in accordance with their respective ownership of the Company Shares.